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                                                                     EXHIBIT 5


                            AGREEMENT


              This Agreement (the "Agreement") entered into as of the 17th day of July, 1995, by and among Public Service Company of Oklahoma, an Oklahoma corporation ("PSO"); Richard H. Smith, a natural person ("Smith"); Monika Smith, a natural person ("Monika"); Dennis J. Loudermilk, a natural person ("Loudermilk"); RIKA Management Company, L.L.C., an Oklahoma limited liability company ("Management"); Universal Power Products Company, L.L.C., an Oklahoma limited liability company doing business as "Relay Concepts" ("Marketing"); Automated Substation Development Company, L.L.C., an Oklahoma limited liability company ("Development"); and RC Training, L.L.C., an Oklahoma limited liability company ("Training").

                      W I T N E S S E T H:

              In consideration of the mutual promises set forth herein, the parties agree as follows:

1.            Agreement to Enter into Member Agreement.

              (a) PSO and Management are parties to a PSO Specific Software Application and Development Agreement of even date herewith (the "R&D Agreement"), pursuant to which PSO intends to pay up to $3.05 million to Management for the purposes of funding the development of certain software for use in substation automation (the "Software").

              (b) Contemporaneously with the execution of the R&D Agreement, PSO will make application to the Securities and Exchange Commission ("SEC") for authority under the Public Utility Holding Company Act of 1935 to make both an equity and debt investment in Management, to make an equity investment in Marketing, and to acquire certain equity interests in Development and Training, all as described in a Member Agreement in the form attached hereto as Exhibit A (the "Member Agreement"). The Members of such companies will include PSO, Smith, Monika and Loudermilk.

              (c) The parties hereby irrevocably agree that, subject to PSO's receipt of authority from the SEC to consummate the transactions contemplated under the Member Agreement, they will execute and deliver the Member Agreement, including any changes to the terms thereof required by the SEC, unless such changes are material and objected to by any party hereto. If such authority is not received from the SEC, PSO shall have no obligations hereunder.

2.            General.

              (a) This Agreement constitutes the whole and entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings. This Agreement may not be modified except by an instrument in writing signed by all parties.

              (b) The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Oklahoma, except any choice of law provision of Oklahoma law shall not apply if the law of a state or jurisdiction other than Oklahoma would apply thereby.

              (c) The parties to this Agreement agree that jurisdiction and venue of any action brought to enforce, or to construe or determine the validity of, any term or provision contained in this agreement shall properly lie in the District Court of Tulsa County, Oklahoma, or the United States District Court for the Northern District of Oklahoma.

              (d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns. No party may assign its, his or her obligations hereunder without the prior written consent of all other parties; provided, however, without the prior consent of any other party, PSO may assign this Agreement (including the Note) to its parent corporation, Central and South West Corporation, or any direct or indirect subsidiary of such parent.

              (e) Each party to this Agreement shall bear its, his or her own expenses incurred in connection with negotiation, preparation and execution of this Agreement and the transactions contemplated herein.

              (f) The terms of this Agreement shall remain confidential between the parties, except that without the consent of any other party, PSO may disclose such terms and furnish a copy of this Agreement to its parent corporation and affiliates described in Section 2(d) above, and to any governmental agency having jurisdiction over PSO or any such entity.

              (g) If any action is brought to enforce, or to construe or determine the validity of, any term or provision of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs of the action.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         Public Service Company of Oklahoma



                                         By:


                                         Title:





                                         Richard H. Smith




                                         Monika Smith




                                         Dennis J. Loudermilk



                                         RIKA Management Company, L.L.C.


                                         By:

                                              Richard H. Smith, Manager


                                         Universal Power Products
                                           Company,L.L.C.
                                           d/b/a Relay Concepts



                                         By:

                                             Richard H. Smith, Manager

                                         Automated Substation
                                         Development Company, L.L.C.



                                         By:
                                            Richard H. Smith, Manager

                                         RC Training, L.L.C.



                                         By:
                                             Richard H. Smith, Manager